As filed with the Securities and Exchange Commission on June 30, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RiT TECHNOLOGIES LTD.

(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

24 Raoul Wallenberg Street Tel Aviv, Israel 69719 011-972-3-645-5212
(Address of Principal Executive Offices, including Zip Code and Telephone Number)

RiT Technologies Ltd. 2003 Share Option Plan
(Full Title of the Plan)

RiT Technologies, Inc. 900 Corporate Drive Mahwah, New Jersey 07430 (201) 512-1970
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Mark Selinger, Esq. McDermott, Will & Emery 50 Rockefeller Plaza New York, New York 10020 Tel: (212) 547-5400 Fax: (212) 547-5444	Copies to: Maura Rosenfeld RiT Technologies Ltd. 24 Raoul Wallenberg Street Tel Aviv, Israel 69719 Tel: 011-972-3-645-5212 Fax: 011-972-3-647-4115	Ashok Chandrasekhar, Adv. Goldfarb, Levy, Eran & Co. Europe-Israel Tower 2 Weizmann Street Tel Aviv, Israel 64239 Tel: 011-972-3-608-9999 Fax: 011-972-3-608-9908

NYK 829800-10.055771.0043

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value NIS 0.1 per share	30,000(2)	$1.85(3)	$55,500.00(3)	$7.03
Ordinary Shares, par value NIS 0.1 per share	410,375(2)	$1.61(3)	$660,703.75(3)	$83.71
Ordinary Shares, par value NIS 0.1 per share	5,000(2)	$2.05(3)	$10,250.00(3)	$1.30
Ordinary Shares, par value NIS 0.1 per share	30,500(2)	$3.6875(3)	$112,468.75(3)	$14.25
Ordinary Shares, par value NIS 0.1 per share	6,750(2)	$6.00(3)	$40,500.00(3)	$5.13
Ordinary Shares, par value NIS 0.1 per share	550,750(2)	$1.12(3)	$616,840.00(3)	$78.15
Ordinary Shares, par value NIS 0.1 per share	132,458(4)	$1.29(5)	$170,870.82(5)	$21.65
Total	1,165,833	N/A	$1,667,133.30	$211.23

_________

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional indeterminable number of shares as may be issuable pursuant to the anti-dilution provisions of the RiT Technologies Ltd. 2003 Share Option Plan (the “Plan”).

(2)

Represents Ordinary Shares, par value NIS 0.1 per share (“Ordinary Shares”) which may be issued upon exercise of options previously granted under the Plan.

(3)

Calculated pursuant to Rule 457(h) under the Securities Act, based upon the exercise price of the applicable options.

(4)

Represents Ordinary Shares reserved for issuance pursuant to awards which may be granted under the plan.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, and based upon the average of the high and low reported sales prices of the Ordinary Shares of the Registrant on the Nasdaq SmallCap Market on June 28, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.

Plan Information.

The document(s) containing the information specified in Part I of Form S-8 Registration Statement will be sent or given to participants in the RiT Technologies Ltd. 2003 Share Option Plan (the “Plan”) as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not required to be, and are not being, filed by the Registrant with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  Such documents, together with the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

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PART III

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 1.

Incorporation of Documents By Reference.

The following documents filed with the SEC by RiT Technologies Ltd. (“RiT” or the “Registrant”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement:

(a)  The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2003, filed with the SEC on June 30, 2004;

(b) The Registrant’s Reports of Foreign Private Issuer on Form 6-K filed with the SEC on January 20, 2004, June 21, 2004 and June 29, 2004; and

(b)  The description of the Registrant’s Ordinary Shares contained in its Registration Statement on Form 8-A filed with the SEC on July 17, 1997 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All other documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 2.

Description of Securities.

Not applicable.

Item 3.

Interests of Named Experts and Counsel.

Not Applicable.

Item 4.

Indemnification of Directors and Officers.

Under the Israeli Companies Law 5739-1999 (the “Companies Law”), an Israeli company may not exempt an office holder from liability with respect to a breach of his duty of loyalty, but the Companies Law permits a company's articles of association to authorize the company to:

•

prospectively exculpate an office holder (as defined in the Companies Law) from liability for damage resulting from such officer holder's breach of duty of care to the company;

•

enter into a contract to insure an office holder for the breach of his duty of care or duty of loyalty, provided that the office holder acted in good faith and had reasonable cause to assume that such act would not prejudice the interests of the company, or for monetary liabilities charged against him as a result of an act or omission he committed in connection with his serving as an office holder; and

•

indemnify an office holder in connection with his service in that capacity for monetary liability incurred as a result of an action brought against him by a third party, as well as for reasonable expenses incurred in a civil action brought against him by or on behalf of the company or by other third parties or, in certain circumstances, in a criminal action.

These provisions are specifically limited in their scope by the Companies Law, which provides that a company may not indemnify an office holder nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following:

•

a breach by the office holder of his duty of loyalty unless the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•

a breach by the office holder of his duty of care if the breach was done intentionally or recklessly;

•

any act or omission done with the intent to derive an illegal personal benefit; or

•

any fine levied against the office holder.

In addition, under the Companies Law, indemnification of and procurement of insurance coverage for, RiT's office holders must be approved by RiT's audit committee and RiT's board of directors and, in specified circumstances, by RiT's shareholders. RiT has a current policy for director's and officer's liability insurance.  The policy was approved by RiT's shareholders.

Article 70 of the Amended Articles of Association of RiT provides as follows:

Exculpation, Indemnity and Insurance

(a)

For purposes of these Articles, the term "Office Holder" shall mean every Director and every officer of the Company, including, without limitation, each of the persons defined as "Nosei Misra" in the Companies Law.

(b)

Subject to the provisions of the Companies Law, the Company may prospectively exculpate an Office Holder from all or some of the Office Holder's responsibility for damage resulting from the Office Holder's breach of the Office Holder's duty of care to the Company.

(c)

Subject to the provisions of the Companies Law, the Company may indemnify an Office Holder in respect of an obligation or expense specified below imposed on the Office Holder in respect of an act performed in his capacity as an Office Holder, as follows:

(i)

a financial obligation imposed on him in favor of another person by a court judgment, including a compromise judgment or an arbitrator's award approved by court;

(ii)

reasonable litigation expenses, including attorneys' fees, expended by an Office Holder or charged to the Office Holder by a court, in a proceeding instituted against the Office Holder by the Company or on its behalf or by another person, or in a criminal charge from which the Office Holder was acquitted, or in a criminal proceeding in which the Office Holder was convicted of an offense that does not require proof of criminal intent.

The Company may undertake to indemnify an Office Holder as aforesaid, (aa) prospectively, provided that the undertaking is limited to categories of events which in the opinion of the Board of Directors can be foreseen when the undertaking to indemnify is given, and to an amount set by the Board of Directors as reasonable under the circumstances and (bb) retroactively.

(d)

Subject to the provisions of the Companies Law, the Company may enter into a contract for the insurance of all or part of the liability of any Office Holder imposed on the Office Holder in respect of an act performed in his capacity as an Office Holder, in respect of each of the following:

(i)

a breach of his duty of care to the Company or to another person;

(ii)

a breach of his duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable cause to assume that such act would not prejudice the interests of the Company;

(iii)

a financial obligation imposed on him in favor of another person.

(e)

The provisions of Articles 70(a), 70(b) and 70(c) above are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification (i) in connection with any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder and/or (ii) in connection with any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law; provided that the procurement of any such insurance and/or the provision of any such indemnification shall be approved by the Audit Committee of the Company.

Item 2.

Exemption from Registration Claimed.

Not applicable.

Item 3.

Exhibits.

Exhibit No.	Description

5.1	Opinion of Goldfarb, Levy, Eran & Co. with respect to the legality of the securities being registered.

23.1	Consent of Goldfarb, Levy Eran & Co. (included in Exhibit 5.1 hereto).

23.2	Consent of Somekh Chaikin, independent auditors.

24.1	Power of Attorney (included in the signature pages to this registration statement).

99.1	RiT Technologies Ltd. 2003 Share Option Plan.

Item 4.

Undertakings.

(a)

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, State of Israel, on the 30th day of June 2004.

RiT TECHNOLOGIES, LTD.

By:

S/ LIAM GALIN _____________

Liam Galin

President, Chief Executive Officer and Director

POWER OF ATTORNEY

The undersigned directors and officers hereby constitute and appoint Liam Galin and Simona Green and each of them, with full power to act without the other and with full power of substitution and resubstitution, as our true and lawful attorneys-in-fact and agents with full power to execute in our name in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement and to sign any and all additional registration statements relating to the same offering of securities as this Form S-8 that are filed pursuant to the requirements of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and hereby ratify and confirm all that such attorneys-in fact and agents, or either of them, or their substitutes shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
S/ Yehuda Zisapel Yehuda Zisapel	Chairman of the Board of Directors	June 30, 2004
S/ Liam Galin _ Liam Galin	Chief Executive Officer, President and Director (Principal Executive Officer)	June 30, 2004
S/ Simona Green Simona Green	Vice President Finance (Principal Financial and Accounting Officer)	June 30, 2004
S/ Zohar Gilon Zohar Gilon	Director	June 30, 2004
S/ Hagen Hultzsch Hagen Hultzsch	Director	June 30, 2004
S/ Israel Frieder Israel Frieder	Director	June 30, 2004
S/ Liora Katzenstein Liora Katzenstein	Director	June 30, 2004
S/ Meir Barel _ Meir Barel	Director	June 30, 2004
AUTHORIZED REPRESENTATIVE IN THE UNITED STATES: RiT TECHNOLOGIES, INC. By: S/ Motti Kleinmann___ Name: Motti Kleinmann Title: President Date: JUNE 30, 2004

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Goldfarb, Levy, Eran & Co. with respect to the legality of the securities being registered.

23.1	Consent of Goldfarb, Levy Eran & Co. (included in Exhibit 5.1 hereto).

23.2	Consent of Somekh Chaikin, independent auditors.

24.1	Power of Attorney (included in the signature pages to this registration statement).

99.1	RiT Technologies Ltd. 2003 Share Option Plan.